Exhibit 99.1

    Ameron Reports Stronger Second-Quarter Operating Performance


    PASADENA, Calif.--(BUSINESS WIRE)--June 21, 2007--Ameron International Corporation (NYSE:AMN) reported earnings of $15.8 million, or $1.74 per diluted share, in the second quarter ended May 27, 2007. In the second quarter of 2006, net income totaled $18.7 million, or $2.11 per diluted share, and included a nonrecurring, pretax gain on the sale of property of $9.0 million. Excluding property sales, second-quarter results were higher in 2007 than in 2006 as a result of the improved operating performance of continuing operations.

    Earnings per diluted share from continuing operations, which excludes the Performance Coatings & Finishes business that was divested in 2006, were $1.63 in the second quarter of 2007, compared to $1.94 per share, including the gain on the property sale, in the second quarter of 2006. Income from discontinued operations, after taxes, was $.11 per diluted share in the second quarter of 2007, compared to $.17 per diluted share in the second quarter of 2006. Sales totaled $156.8 million in the second quarter of 2007, compared to $132.7 million in the second quarter of 2006.

    For the six months ended May 27, 2007, earnings per diluted share totaled $2.68, compared to earnings per diluted share of $2.53 for the six months ended June 4, 2006. Earnings per diluted share from continuing operations were $2.55 for the six months ended May 27, 2007, compared to earnings per diluted share of $2.38, including the pretax property sale gain of $9.0 million, for the six months ended June 4, 2006. Income from discontinued operations, after taxes, totaled $.13 per diluted share for the six months ended May 27, 2007, compared to $.15 per diluted share for the six months ended June 4, 2006. Sales for the six months ended May 27, 2007 totaled $277.1 million, compared to $258.6 million for the six months ended June 4, 2006.

    The Fiberglass-Composite Pipe and Infrastructure Products Groups, as well as TAMCO, Ameron's 50%-owned steel mini-mill, had improved operating results in the second quarter of 2007. The Water Transmission Group had higher sales, but income was lower in the second quarter of 2007, compared to the second quarter of 2006, due primarily to start-up costs associated with the wind-tower production and delayed water pipe orders.

    "The performance of our continuing operations increased substantially in the quarter and the first half," stated James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "The Company's strong performance trend continues, and, given the generally favorable market conditions and the anticipated improvement in the Water Transmission Group, we should achieve solid results in the second half of 2007."

    The Fiberglass-Composite Pipe Group had higher sales and segment income in the second quarter of 2007, compared to the second quarter of 2006. Sales improved 32%, as all operations worldwide experienced increased demand due to the continued strength in core markets, primarily the marine, offshore, chemical and industrial segments. Onshore oilfield piping demand remained steady at historically high levels. The increase in segment income totaled $6.6 million, or 66%, reflecting the higher sales volume, plant efficiencies and favorable product/market mix. The outlook for the Fiberglass-Composite Pipe Group remains positive.

    The Infrastructure Products Group had higher sales and segment income in the second quarter of 2007, compared to the second quarter of last year. Both the Hawaiian and the Pole Products Divisions had improved performances. Sales increased $4.8 million, or nearly 10%, while segment income improved $2.5 million, or 33%. The Hawaiian Division achieved higher sales on both Oahu and Maui and across all construction sectors, with the exception of residential. Pole Products' sales improved slightly in both the steel pole market and the decorative concrete lighting pole market. Orders for residential lighting products in the key Southern California and southeastern U.S. markets moderated during the second quarter. The overall construction markets served by the Hawaiian and Pole Products Divisions are stable, although the residential construction markets have slowed. The outlook for the Infrastructure Products Group remains steady.

    The Water Transmission Group had higher sales of $5.4 million in the second quarter of 2007, compared to the second quarter of last year. The sales increase was driven by Ameron's entry into the market for large-diameter wind towers, offset somewhat by lower sales of water transmission pipe and protective linings. Segment income was lower than in the second quarter of last year. The continued softness of the water infrastructure market in the West and delays of ongoing projects were the primary reasons for the lower water transmission pipe sales. While the anticipated recovery of the water transmission pipe market has started, the recovery is slower than anticipated. Overall, the outlook for the Water Transmission Group is for a continued robust wind-tower market, with the water pipe markets improving steadily.

    TAMCO had continued earnings growth, while sales were slightly less in the second quarter of 2007, compared to the second quarter of 2006. Ameron's share of TAMCO's net income totaled $4.2 million after taxes, compared to $3.8 million in the second quarter of 2006. For the six months ended May 27, 2007, TAMCO's sales increased 19%, while Ameron's share of TAMCO's net income increased from $4.6 million to $9.3 million, net of taxes. The demand for steel rebar in the western U.S. region remains strong due to a high level of commercial and highway construction. Market dynamics remain positive, and metal spreads reflect the strong business conditions. The outlook for TAMCO remains favorable.

    James Marlen concluded, "On balance, business and market conditions remain favorable worldwide, and we anticipate that our businesses will continue to deliver strong results in 2007."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.



          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)


                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                             May 27,    June 4,    May 27,   June 4,
(Dollars in thousands,
 except per share data)      2007       2006       2007       2006
-------------------------- ---------- ---------- ---------- ----------
Sales                       $156,756   $132,657   $277,111   $258,629
Cost of sales               (115,994)   (97,886)  (211,029)  (195,276)
                           ---------- ---------- ---------- ----------
Gross profit                  40,762     34,771     66,082     63,353

Selling, general and
 administrative expenses     (25,959)   (23,545)   (47,459)   (46,509)
Other income, net                937      9,352      1,955      9,364
                           ---------- ---------- ---------- ----------
  Income from continuing
   operations before
   interest, income taxes
   and equity in earnings
   of joint venture           15,740     20,578     20,578     26,208
Interest (expense)/income,
 net                             (18)      (969)       348     (1,919)
                           ---------- ---------- ---------- ----------
  Income from continuing
   operations before
   income taxes and equity
   in earnings of joint
   venture                    15,722     19,609     20,926     24,289
Provision for income taxes    (5,137)    (6,227)    (7,057)    (7,912)
                           ---------- ---------- ---------- ----------
  Income from continuing
   operations before
   equity in earnings of
   joint venture              10,585     13,382     13,869     16,377
Equity in earnings of
 joint venture, net of
 taxes                         4,228      3,803      9,256      4,583
                           ---------- ---------- ---------- ----------
Income from continuing
 operations                   14,813     17,185     23,125     20,960
Income from discontinued
 operations, net of taxes        990      1,517      1,146      1,353
                           ---------- ---------- ---------- ----------
Net income                   $15,803    $18,702    $24,271    $22,313
                           ========== ========== ========== ==========

Basic earnings per share:
  Income from continuing
   operations                  $1.64      $1.98      $2.57      $2.43
  Income from discontinued
   operations, net of
   taxes                         .11        .18        .13        .15
                           ---------- ---------- ---------- ----------
Net income                     $1.75      $2.16      $2.70      $2.58
                           ========== ========== ========== ==========

Diluted earnings per
 share:
  Income from continuing
   operations                  $1.63      $1.94      $2.55      $2.38
  Income from discontinued
   operations, net of
   taxes                         .11        .17        .13        .15
                           ---------- ---------- ---------- ----------
Net income                     $1.74      $2.11      $2.68      $2.53
                           ========== ========== ========== ==========

Weighted-average shares
 (basic)                   9,024,190  8,669,661  9,009,133  8,641,965
                           ========== ========== ========== ==========
Weighted-average shares
 (diluted)                 9,065,681  8,843,359  9,058,103  8,814,700
                           ========== ========== ========== ==========

Cash dividends per share        $.20       $.20       $.40       $.40
                           ========== ========== ========== ==========


    CONTACT: Ameron International Corporation
             James S. Marlen
             Chairman, President and Chief Executive Officer
             Gary Wagner
             Executive Vice President, Chief Operating Officer
             James R. McLaughlin
             Senior Vice President, Chief Financial Officer
             626-683-4000